EXHIBIT 99.1
IDEX CORPORATION REPORTS FIRST QUARTER 2011 RESULTS;
EARNINGS PER SHARE OF 57 CENTS
LAKE FOREST, IL, April 20 — IDEX Corporation (NYSE: IEX) today announced its financial results for the three-month period ended March 31, 2011.
New orders in the quarter totaled $442 million, up 19 percent over the prior-year period. Sales in the quarter totaled $427 million, 20 percent higher than the prior-year period.
First quarter 2011 operating income was $78 million, resulting in an operating margin of 18.2 percent, up 140 basis points from the prior year (excluding prior-year restructuring-related charges) due to higher volume and improved productivity. First quarter operating income was negatively impacted by approximately $2.6 million of acquisition-related costs and charges.
First quarter diluted earnings per share was 57 cents, an increase of 11 cents, or 24 percent, from the first quarter of the previous year (excluding prior year restructuring-related charges).
Highlights
•	Orders increased 19 percent compared to the prior year (+11 percent organic, +7 percent acquisition and +1 percent foreign currency translation).

•	Sales increased 20 percent compared to the prior year (+12 percent organic, +7 percent acquisition and +1 percent foreign currency translation).

•	Net income of $48 million was $10 million, or 27 percent, higher than the prior-year adjusted net income and $11 million, or 31 percent, higher than the prior-year reported net income.

•	Diluted EPS of $0.57 was 11 cents, or 24 percent, higher than the prior-year adjusted EPS and 12 cents, or 27 percent, higher than the prior-year reported EPS.

•	EBITDA of $92 million was 22 percent of sales and covered interest expense by more than 14 times.

•	Free cash flow was $20 million, further enhancing the strength of the balance sheet. Net debt-to-EBITDA improved to 1.0x.

“Our sales growth of 20 percent coupled with excellent operating performance delivered a great first quarter. First quarter diluted EPS of $0.57 was up 24 percent and operating margin of 18.2 percent was 140 basis points higher than the prior year. Excluding deal related costs in Q1 of this year, EPS was up 28 percent versus first quarter of 2010.
In addition, we added two highly strategic Health & Science businesses in the first quarter, Advanced Thin Films and Microfluidics. We will continue to deploy capital in the short term to build out our Health & Science presence.
Our broad-based exposure in attractive end markets coupled with improved global reach continues to benefit us across the Fluid & Metering and the Health & Science segments. Approximately half of our revenue now comes from outside the US and the growth focused investments made through the downturn have quickly paid off.
Our operating model and ongoing productivity initiatives continue to drive improving margin but, more importantly now, it is enabling us to flexibly respond to a dynamic, global market and to an inflationary environment.
Based on our current outlook, for the full year 2011, we’re now forecasting fully diluted EPS of $2.30 to $2.40, up 16-21 percent versus 2010. Our projected second quarter 2011 EPS is in the range of 58 to 60 cents on a fully diluted basis.”
Lawrence D. Kingsley
Chairman and Chief Executive Officer
First Quarter 2011 Business Highlights
Fluid & Metering Technologies
•	Sales in the first quarter of $195 million reflected a 17 percent increase compared to the first quarter of 2010 (+15 percent organic and +2 percent acquisitions).

•	Operating margin of 20.6 percent represented a 180 basis point improvement compared with the first quarter of 2010 as we leveraged higher volumes, managed material inflation impact through sourcing initiatives and strategic pricing, and controlled our operating expenses.
Health & Science Technologies
•	Sales in the first quarter of $134 million reflected a 43 percent increase compared to the first quarter of 2010 (+19 percent organic and +24 percent acquisitions).

•	Operating margin of 23.3 percent represented a 160 basis point improvement compared with the first quarter of 2010 primarily due to volume leverage and improved mix profile with new products and increased content on OEM platforms.

Dispensing Equipment
•	Sales in the first quarter of $32 million reflected a 4 percent decrease compared to the first quarter of 2010 (-5 percent organic and +1 percent for foreign currency translation) due to prior-year North American replenishment program.

•	Operating margin of 17.5 percent was 260 basis points lower than the first quarter of 2010 as lower volumes were partially offset by productivity and cost initiatives.
Fire & Safety/Diversified Products
•	Sales in the first quarter of $67 million reflected a 5 percent increase compared to the first quarter of 2010 (+4 percent organic and +1 percent for foreign currency translation).

•	Operating margin of 23.2 percent represented a 200 basis point improvement compared with the first quarter of 2010 primarily due to volume leverage and favorable product mix.
For the first quarter of 2011, Fluid & Metering Technologies contributed 46 percent of sales and 43 percent of operating income; Health & Science Technologies accounted for 31 percent of sales and 34 percent of operating income; Dispensing Equipment accounted for 7 percent of sales and 6 percent of operating income; and Fire & Safety/Diversified Products represented 16 percent of sales and 17 percent of operating income.
IDEX Closes on Microfluidics
On January 25, 2011 IDEX announced a tender offer for Microfluidics International Corporation. On March 11, 2011, IDEX announced the final completion of the tender offer, and the completion of the acquisition of Microfluidics. Microfluidics will operate within IDEX’s Health and Science Technologies segment as a part of the Pharma products platform.
Conference Call to be Broadcast over the Internet
IDEX will broadcast its first quarter earnings conference call over the Internet on Thursday, April 21, 2011 at 9:30 a.m. CT. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Heath Mitts will discuss the company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 800.642.1687 (or 706.645.9291 for international participants) using the ID # 56253366.
A Note on EBITDA and Free Cash Flow
EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.
EBITDA and Free Cash Flow bridge

	For the Quarter Ended
	March 31,			December 31,
	2011	2010	Change	2010	Change
à Income before Taxes	$70.4	$54.7	29%	$60.6	16%
à Depreciation and Amortization	15.6	14.3	9	13.2	18
à Interest	6.4	3.4	88	5.0	30

à EBITDA	$92.4	$72.4	28	$78.8	17

à Cash Flow from Operating Activities	$29.4	$27.1	8%	$25.4	16%
à Capital Expenditures	(11.4)	(7.5)	52	(5.7)	100
à Excess Tax Benefit from Stock-Based Compensation	2.3	0.5	n/a	1.9	25

à Free Cash Flow	$20.3	$20.1	1	$21.6	(6)

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries — all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s Web site at www.idexcorp.com.
(Tables follow)

IDEX CORPORATION
Condensed Statements of Consolidated Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010

Net sales	$427,089	$355,598
Cost of sales	248,389	208,057

Gross profit	178,700	147,541
Selling, general and administrative expenses	100,979	87,781
Restructuring expenses	—	1,867

Operating income	77,721	57,893
Other income (expense) — net	(907)	254
Interest expense	6,454	3,434

Income before income taxes	70,360	54,713
Provision for income taxes	22,409	18,088

Net income	$47,951	$36,625

Earnings per Common Share:

Basic earnings per common share (a)	$0.58	$0.45

Diluted earnings per common share (a)	$0.57	$0.45

Share Data:

Basic weighted average common shares outstanding	81,430	80,080

Diluted weighted average common shares outstanding	83,248	81,509
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2011	2010

Assets
Current assets
Cash and cash equivalents	$195,548	$235,136
Receivables — net	242,177	213,553
Inventories	215,650	196,546
Other current assets	50,632	47,523

Total current assets	704,007	692,758
Property, plant and equipment — net	199,703	188,562
Goodwill and intangible assets	1,545,591	1,488,393
Other noncurrent assets	16,127	11,982

Total assets	$2,465,428	$2,381,695

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$107,415	$104,055
Accrued expenses	118,493	117,879
Short-term borrowings	102,801	119,445
Dividends payable	—	12,289

Total current liabilities	328,709	353,668
Long-term borrowings	415,383	408,450
Other noncurrent liabilities	248,350	243,917

Total liabilities	992,442	1,006,035
Shareholders’ equity	1,472,986	1,375,660

Total liabilities and shareholders’ equity	$2,465,428	$2,381,695

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IDEX CORPORATION
Company and Business Group Financial Information
(dollars in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2011(b)	2010(f)

Fluid & Metering Technologies
Net sales	$195,273	$167,108
Operating income (c)	40,237	31,359
Operating margin	20.6%	18.8%
Depreciation and amortization	$7,969	$7,726
Capital expenditures	3,467	3,594

Health & Science Technologies
Net sales	$133,635	$93,291
Operating income (c)	31,114	20,266
Operating margin	23.3%	21.7%
Depreciation and amortization	$5,013	$3,811
Capital expenditures	3,339	1,478

Dispensing Equipment
Net sales	$32,158	$33,554
Operating income (c)	5,639	6,754
Operating margin	17.5%	20.1%
Depreciation and amortization	$1,023	$1,033
Capital expenditures	424	213

Fire & Safety/Diversified Products
Net sales	$66,729	$63,401
Operating income (c)	15,503	13,423
Operating margin	23.2%	21.2%
Depreciation and amortization	$1,319	$1,452
Capital expenditures	1,260	864

Company
Net sales	$427,089	$355,598
Operating income (d)	77,721	59,760
Operating margin	18.2%	16.8%
Depreciation and amortization (e)	$15,622	$14,284
Capital expenditures	10,084	7,350

(a)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.

(b)	Three month data includes acquisitions of OBL (July 2010) in the Fluid & Metering Technologies Segment and Microfluidics (March 2011), Advanced Thin Films (January 2011), Fitzpatrick (November 2010) and Seals-PPE (April 2010) in the Health & Science Technologies Segment from the date of acquisition.

(c)	Group operating income excludes unallocated corporate operating expenses and 2010 restructuring related charges.

(d)	Company operating income excludes 2010 restructuring related charges.

(e)	Excludes amortization of debt issuance expenses.

(f)	Financial data has been revised to reflect the movement of the Pharma group from the Fluid & Metering Technologies Segment to the Health & Science Technologies Segment.